                                                Exhibit 10

TERMINATION OF AGREEMENT

This AGREEMENT is entered into as of this 11 day of September, 2006, by and between Greater China Media and Entertainment Corp., formerly known as AGA Resources, Inc., a Nevada corporation (the “Buyer”), and Omega Services of 1056 Rochester Avenue, Coquitlam, British Columbia, Canada (the “Seller”).

WHEREAS, the Buyer and Seller entered into a Purchase Agreement, dated May 19, 2006 (the “Purchase Agreement”), pursuant to which the Buyer agreed to purchase, and the Seller agreed to sell, certain diamond core drilling equipment; and

WHEREAS, the Buyer took possession of the equipment for use in connection with its mining operations; and

WHEREAS, the Purchase Agreement contemplated that the purchase price of C$40,365.12 for the equipment would be paid in three installments over a six month period of time; and

WHEREAS, the parties now desire to terminate the Purchase Agreement, with the Buyer returning the equipment and having no further obligation to the Seller.

NOW, THEREFORE, the parties hereto having agreed to be mutually bound by the terms hereof, hereby agree as follows:

1.
Termination of the Purchase Agreement. The Purchase Agreement is hereby terminated in all respects, with the Buyer and the Seller having no further obligation to each other pursuant thereto. The Buyer hereby agrees to return the equipment to the Seller in the same condition as it was in when purchased.

2.
Mutual Release. Provided that the equipment is returned as aforesaid, each of the Buyer and the Seller hereby agree to forever release, remise and hold harmless the other from any and all claims that they may have arising out of the Purchase Agreement.

3.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the province of British Columbia, Canada.
4.
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

5.	Invalidity. If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

6.
Counterparts. This Agreement and any amendment or modification of this Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

GREATER CHINA MEDIA AND ENTERTAINMENT CORP	OMEGA SERVICES
/s/ Xin Wei	/s/ W.H. Bradley

Name:Xin Wei Title:Chairman	Name:W.H. Bradley Title:President